Exhibit 99.1

News from Aon

Aon Reports Second Quarter 2009 Results

•  Total Revenue was $1.9 billion and EPS from Continuing Operations was $0.51

Second Quarter Highlights

•                  EPS from continuing operations, excluding certain items, increased 9% to $0.76

•                  Brokerage revenue was $1.6 billion with flat organic growth

•                  Brokerage pretax margin was 13.3% and the adjusted pretax margin, excluding certain items, increased 130 basis points to 19.6%

•                  Consulting revenue was $300 million with a decline in organic revenue of 1%

•                  Consulting pretax margin was 13.7% and the adjusted pretax margin, excluding certain items, increased 100 basis points to 15.0%

•                  Repurchased 3.4 million shares of common stock for $125 million

•                  Completed 500 million Euro offering of 6.25% guaranteed notes due July 1, 2014

CHICAGO, IL — July 30, 2009 - Aon Corporation (NYSE: AOC) today reported results for the second quarter ended June 30, 2009.

Net income attributable to Aon stockholders was $149 million or $0.52 per share, compared to $1.1 billion or $3.71 per share for the prior year quarter.  The decrease from the prior year quarter relates primarily to the $1.0 billion after-tax gain on the sales of Combined Insurance Companies of America (CICA) and Sterling Life Insurance (Sterling) that was included in the second quarter 2008.  Net income attributable to Aon stockholders from continuing operations decreased 11% to $147 million or $0.51 per share, compared to $166 million or $0.54 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations per share, excluding certain items, increased 9% to $0.76 compared to $0.70 for the prior year quarter.  Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 12 of this press release.

“Our second quarter results reflect continued progress and a strong performance against difficult economic and industry conditions.  Our organic revenue performance was led by four percent organic growth in our industry-leading reinsurance franchise, our total adjusted pretax margin increased 180 basis points, and adjusted earnings per share from continuing operations increased nine percent,” said Greg Case, president and chief executive officer, Aon Corporation.  “Despite macro-related challenges, we continue to strengthen the underlying foundation of Aon and invest heavily in the fundamental client-serving capabilities of our firm, as the merger with Benfield continues to perform exceptionally well.  The 2007 and Aon Benfield restructuring programs are fully on-track and enabling investment in future growth with significant opportunity for margin expansion as we have achieved less than 40% thus far, of the total $492 million of savings we anticipate to realize under these two programs.  Lastly, our balance sheet provides significant financial flexibility to effectively allocate capital and deliver long-term shareholder value, as highlighted by the repurchase of $125 million of our common stock in the second quarter.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue decreased 4% to $1.9 billion due to a 9% decline resulting from foreign currency translation and a 69% decline in investment income, partially offset by a 7% increase from acquisitions, primarily Benfield, net of dispositions.

Total operating expenses decreased 3% or $43 million to $1.7 billion, including a $160 million favorable impact from foreign currency translation, partially offset by operating expenses from the Benfield merger and a $42 million increase in restructuring charges.

Restructuring expenses related to the 2007 and Aon Benfield restructuring programs were $95 million in the second quarter compared to $53 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for both the 2007 and Aon Benfield restructuring programs are detailed on page 13 of this release.

Restructuring savings in the second quarter related to the 2007 restructuring program are estimated at $52 million compared to $16 million in the prior year quarter.  Of the estimated restructuring savings in the second quarter, $45 million were related to the Brokerage segment primarily for workforce reduction.  Before any potential reinvestment of savings, the 2007 restructuring program is currently expected to deliver cumulative run-rate cost savings of approximately $240-265 million in 2009 and $370 million in 2010.

Restructuring savings in the second quarter related to the Aon Benfield restructuring program are estimated at $10 million.  Before any potential reinvestment of savings, the Benfield restructuring program is currently expected to deliver cumulative cost savings of $33-41 million in 2009, $84-94 million in 2010 and $122 million in 2011.

Foreign currency translation decreased net income by $0.03 per share compared to the prior year quarter due primarily to fluctuations in the U.S. dollar against most major currencies.  Excluding certain items highlighted on page 12 of this press release, the impact of foreign currency translation decreased net income by $0.04 per share ($0.04 per share unfavorable impact in Brokerage, $0.01 per share unfavorable impact in Consulting, partially offset by a $0.01 favorable impact in unallocated expenses).

Effective tax rate on continuing operations was 27.1% for the second quarter compared to 25.2% for the prior year quarter.  The rate in the second quarter includes an underlying tax rate on operations of 28.0%.  The prior year quarter reflected an underlying tax rate on operations of 30.0% and included the favorable resolution of prior year tax issues in the U.K.

Average diluted shares outstanding decreased to 289 million in the second quarter compared to 305 million in the prior year quarter, due primarily to the Company’s share repurchase program.  During the quarter, the Company repurchased 3.4 million shares of common stock for $125 million.  As of June 30, the Company had approximately $730 million of remaining share repurchase authorization.

Discontinued Operations after-tax income was $2 million or $0.01 per share compared to after-tax income of $967 million or $3.17 per share for the prior year quarter.  Discontinued operations include results of the run-off property and casualty insurance operations.  The prior year quarter includes the results of Automobile Insurance Specialists (AIS), the run-off property and casualty insurance operations and a $1.0 billion after-tax gain on the sales of CICA and Sterling.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted pretax income and pretax margins in the second quarter of 2009 and 2008.  The second quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share” on page 12 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	Second Quarter Ended			Less:	Acquisitions,	Organic
Commissions,	June 30,	June 30,	%	Currency	Divestitures,	Revenue
Fees, Other	2009	2008	Change	Impact	Other	Growth
Americas	$574	$588	(2)%	(4)%	(1)%	3%
U.K.	181	214	(15)	(14)	4	(5)
EMEA	309	364	(15)	(14)	2	(3)
Asia Pacific	123	147	(16)	(14)	(1)	(1)
Reinsurance	372	248	50	(7)	53	4
Sub-Total	$1,559	$1,561	—%	(9)%	9%	—%

Investment Income	19	49	(61)%

Total Revenue	$1,578	$1,610	(2)%

Risk and Insurance Brokerage Services total revenue decreased 2% to $1.6 billion compared to the prior year quarter due to a 9% unfavorable impact from foreign currency translation on commissions and fees and a 61% decline in investment income, partially offset by a 9% increase from acquisitions, primarily Benfield, net of dispositions.  Americas organic revenue increased 3% reflecting strong new business growth in both U.S. Retail and Latin America.  U.K. organic revenue decreased 5% due primarily to weak economic conditions and lower new business.  EMEA organic revenue decreased 3% as weak economic conditions in continental Europe offset growth in certain emerging markets.  Asia Pacific organic revenue decreased 1% reflecting the impact of exiting certain businesses in Japan, partially offset by modest growth in Australia and certain emerging markets.  Reinsurance organic revenue increased 4% due primarily to growth in global treaty and facultative placements.

	Second Quarter Ended
	June 30,	June 30,	%
(millions)	2009	2008	Change
Revenue	$1,578	$1,610	(2)%
Expenses
Compensation and benefits	932	923	1
Other expenses	440	454	(3)
Total operating expenses	1,372	1,377	—

Operating income	$206	$233	(12)%
Other (income) expense	(4)	(1)	300
Pretax income	$210	$234	(10)%
Pretax margin	13.3%	14.5%

Pretax income - adjusted	$309	$294	5%
Pretax margin - adjusted	19.6%	18.3%

Compensation and benefits for the second quarter increased $9 million from the prior year quarter including a $93 million favorable impact from foreign currency translation and benefits related to the restructuring programs, primarily offset by increased operating expenses from the Benfield merger and a $34 million increase in restructuring related costs.  Other expenses for the second quarter decreased $14 million from the prior year quarter including a $41 million favorable impact from foreign currency translation and a $10 million decrease related to the reviews under the Foreign Corrupt Practices Act (FCPA) and similar laws in other countries and related compliance initiatives, partially offset by the inclusion of Benfield operating expenses and an $11 million increase in intangible amortization primarily related to the merger with Benfield.  The prior year quarter included $20 million of legacy litigation accruals.

Second quarter pretax income decreased 10% to $210 million.  Adjusting for certain items detailed on page 12 of this press release, pretax income increased 5% or $15 million to $309 million and pretax margin increased 130 basis points to 19.6% versus the prior year quarter due primarily to benefits of the 2007 and Aon Benfield restructuring programs and the inclusion of pretax income from the merger with Benfield, partially offset by a $30 million decrease in investment income and higher intangible amortization expenses.

CONSULTING

(millions)	Second Quarter Ended			Less:	Less: Acquisitions,	Organic
Commissions,	June 30,	June 30,	%	Currency	Divestitures,	Revenue
Fees, Other	2009	2008	Change	Impact	Other	Growth
Services	$251	$278	(10)%	(9)%	—%	(1)%
Outsourcing	49	57	(14)	(11)	1	(4)
Sub-Total	$300	$335	(10)%	(9)%	—%	(1)%

Investment Income	—	1	(100)%

Total Revenue	$300	$336	(11)%

Consulting total revenue decreased 11% to $300 million compared to the prior year quarter due primarily to a 9% unfavorable impact from foreign currency translation and a 1% organic decline in commissions and fees revenue.  Organic revenue in Consulting Services decreased 1% reflecting a decline in human capital and compensation consulting, partially offset by modest growth in health and benefits consulting.  Organic revenue in Outsourcing declined 4% as a previously announced outsourcing contract winds down, partially offset by modest growth in benefits outsourcing.

	Second Quarter Ended
	June 30,	June 30,	%
(millions)	2009	2008	Change
Revenue	$300	$336	(11)%
Expenses
Compensation and benefits	184	205	(10)
Other expenses	75	89	(16)
Total operating expenses	259	294	(12)
Operating income	$41	$42	(2)%
Other (income) expense	—	(1)	(100)
Pretax income	$41	$43	(5)%
Pretax margin	13.7%	12.8%

Pretax income - adjusted	$45	$47	(4)%
Pretax margin - adjusted	15.0%	14.0%

Compensation and benefits for the second quarter decreased 10% or $21 million from the prior year quarter including a $17 million favorable impact from foreign currency translation and benefits related to the 2007 restructuring program.  Other expenses decreased 16% or $14 million compared to the prior year quarter due to an $8 million favorable impact from foreign currency translation.

Second quarter pretax income decreased 5% to $41 million.  Adjusting for certain items detailed on page 12 of this press release, pretax income decreased 4% or $2 million to $45 million and pretax margin increased 100 basis points to 15.0% versus the prior year quarter due primarily to benefits related to the 2007 restructuring program and solid expense discipline.

UNALLOCATED INCOME AND EXPENSE

	Second Quarter Ended
	June 30,	June 30,	%
(millions)	2009	2008	Change
Operating segment income before tax	$251	$277	(9)%
Unallocated investment income & other revenue	13	17	(24)
Unallocated expenses	(28)	(37)	(24)
Interest expense	(26)	(31)	(16)
Income from continuing operations before tax	$210	$226	(7)%

Unallocated investment income and other revenue for the second quarter decreased $4 million to $13 million compared to the prior year quarter due to a decline in average interest rates and lower cash balances, primarily offset by $10 million of revenue related to the Company’s equity ownership in certain insurance investment funds acquired with Benfield.  Unallocated expenses decreased $9 million to $28 million versus the prior year quarter, including the recognition of a $5 million gain on the extinguishment of a portion of the Company’s trust preferred securities and lower compensation related expenses, partially offset by $6 million of expense related to the Company’s equity ownership in certain insurance investment funds acquired with Benfield.  Interest expense decreased $5 million to $26 million from the prior year quarter due to fluctuations in foreign currency and a decline in average interest rates on outstanding debt.

Conference Call and Webcast Details

The Company will host a conference call on Thursday, July 30, 2009 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 37,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007 and 2008, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007 and 2008 by the readers of Business Insurance.  For more information on Aon, log onto http://www.aon.com/.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, our ability to integrate Benfield successfully and to realize the anticipated benefits of the Benfield merger.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliation is provided in the attached schedules.  Supplemental organic revenue growth information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Summary of Operations (Unaudited)

	Second Quarter Ended			Six Months Ended
(millions except per share data)	June 30, 2009	June 30, 2008	Percent Change	June 30, 2009	June 30, 2008	Percent Change
Revenue
Commissions, fees and other	$1,864	$1,889	(1)%	$3,686	$3,737	(1)%
Investment income	21	67	(69)	53	124	(57)
Total revenue	1,885	1,956	(4)	3,739	3,861	(3)

Expenses
Compensation and benefits	1,134	1,143	(1)	2,148	2,297	(6)
Other general expenses	466	500	(7)	863	914	(6)
Depreciation and amortization	58	58	—	118	108	9
Total operating expenses	1,658	1,701	(3)	3,129	3,319	(6)
Operating income	227	255	(11)	610	542	13

Interest expense	26	31	(16)	55	64	(14)
Other (income) expense	(9)	(2)	350	2	(6)	N/A
Income from continuing operations before provision for income tax	210	226	(7)	553	484	14
Provision for income tax (1)	57	57	—	165	133	24
Income from continuing operations	153	169	(9)	388	351	11

Discontinued operations
Income from discontinued operations	2	1,431	(100)	93	1,497	(94)
Provision for income tax (2)	—	464	(100)	41	489	(92)
Income from discontinued operations	2	967	(100)	52	1,008	(95)

Net income	155	1,136	(86)	440	1,359	(68)
Less: Net income attributable to the noncontrolling interests	6	3	100	11	8	38
Net income attributable to Aon stockholders	$149	$1,133	(87)%	$429	$1,351	(68)%

Net income attributable to Aon stockholders:
Income from continuing operations	$147	$166	(11)%	$377	$343	10%
Income from discontinued operations	2	967	(100)	52	1,008	(95)
Net income	$149	$1,133	(87)%	$429	$1,351	(68)%
Basic net income per share attributable to Aon stockholders (3):
Income from continuing operations	$0.52	$0.56	(7)%	$1.33	$1.13	18%
Income from discontinued operations	0.01	3.26	(100)	0.18	3.31	(95)
Net income	$0.53	$3.82	(86)%	$1.51	$4.44	(66)%

Diluted net income per share attributable to Aon stockholders:
Income from continuing operations	$0.51	$0.54	(6)%	$1.30	$1.10	18%
Income from discontinued operations	0.01	3.17	(100)	0.18	3.22	(94)
Net income	$0.52	$3.71	(86)%	$1.48	$4.32	(66)%

Weighted average common shares outstanding - diluted	289.1	305.3	(5)%	288.9	312.5	(8)%

(1)

Tax rate for continuing operations is 27.1% and 25.2% for the second quarters ended June 30, 2009 and 2008, respectively, and 29.8% and 27.5% for the six months ended June 30, 2009 and 2008, respectively. The underlying tax rate on continuing operations for 2009 is approximately 28%.

(2)

Tax rate for discontinued operations is 34.9% and 32.4% for the second quarters ended June 30, 2009 and 2008, respectively, and 44.6% and 32.7% for the six months ended June 30, 2009 and 2008, respectively.

(3)

In accordance with FSP EITF 03-6-1, the basic and diluted earnings per share calculation was performed using the two-class method and included the impact of certain unvested share-based payment awards that have the right to receive nonforfeitable dividends.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Second Quarter Ended
(millions)	June 30, 2009	June 30, 2008	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$574	$588	(2)%	(4)%	(1)%	3%
United Kingdom	181	214	(15)	(14)	4	(5)
Europe, Middle East & Africa	309	364	(15)	(14)	2	(3)
Asia Pacific	123	147	(16)	(14)	(1)	(1)
Reinsurance brokerage and related services	372	248	50	(7)	53	4
Total Risk and Insurance Brokerage Services	1,559	1,561	—	(9)	9	—
Consulting:
Consulting services	251	278	(10)	(9)	—	(1)
Outsourcing	49	57	(14)	(11)	1	(4)
Total Consulting	300	335	(10)	(9)	—	(1)

Total Operating Segments	$1,859	$1,896	(2)%	(9)%	7%	—%

Investment Income
Risk and Insurance Brokerage Services	$19	$49	(61)%
Consulting	—	1	(100)
Unallocated	2	17	(88)
Total	$21	$67	(69)%

Total Revenue
Risk and Insurance Brokerage Services	$1,578	$1,610	(2)%
Consulting	300	336	(11)
Unallocated and Other	13	17	(24)
Intersegment	(6)	(7)	(14)
Total	$1,885	$1,956	(4)%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Six Months Ended
(millions)	June 30, 2009	June 30, 2008	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$1,051	$1,081	(3)%	(4)%	(1)%	2%
United Kingdom	297	364	(18)	(16)	3	(5)
Europe, Middle East & Africa	757	874	(13)	(13)	1	(1)
Asia Pacific	207	253	(18)	(16)	(1)	(1)
Reinsurance brokerage and related services	767	504	52	(7)	57	2
Total Risk and Insurance Brokerage Services	3,079	3,076	—	(10)	10	—
Consulting:
Consulting services	514	566	(9)	(9)	(1)	1
Outsourcing	94	111	(15)	(12)	1	(4)
Total Consulting	608	677	(10)	(10)	—	—

Total Operating Segments	$3,687	$3,753	(2)%	(10)%	8%	—%

Investment Income
Risk and Insurance Brokerage Services	$49	$100	(51)%
Consulting	1	2	(50)
Unallocated	3	22	(86)
Total	$53	$124	(57)%

Total Revenue
Risk and Insurance Brokerage Services	$3,128	$3,176	(2)%
Consulting	609	679	(10)
Unallocated and Other	14	22	(36)
Intersegment	(12)	(16)	(25)
Total	$3,739	$3,861	(3)%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation - Segments (Unaudited)

Risk and Insurance Brokerage Services  — Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2009	June 30, 2008	Percent Change	June 30, 2009	June 30, 2008	Percent Change
Revenue
Commissions, fees and other	$1,559	$1,561	—%	$3,079	$3,076	—%
Investment income	19	49	(61)	49	100	(51)
Total revenue	1,578	1,610	(2)	3,128	3,176	(2)

Expenses
Compensation and benefits	932	923	1	1,769	1,863	(5)
Other general expenses	440	454	(3)	814	841	(3)
Total operating expenses	1,372	1,377	—	2,583	2,704	(4)

Operating income	206	233	(12)	545	472	15
Other expense (income)	(4)	(1)	300	7	(5)	N/A
Income before provision for income tax	$210	$234	(10)%	$538	$477	13%

Pretax income margin	13.3%	14.5%		17.2%	15.0%

Consulting - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2009	June 30, 2008	Percent Change	June 30, 2009	June 30, 2008	Percent Change
Revenue
Commissions, fees and other	$300	$335	(10)%	$608	$677	(10)%
Investment income	—	1	(100)	1	2	(50)
Total revenue	300	336	(11)	609	679	(10)

Expenses
Compensation and benefits	184	205	(10)	346	406	(15)
Other general expenses	75	89	(16)	152	168	(10)
Total operating expenses	259	294	(12)	498	574	(13)

Operating income	41	42	(2)	111	105	6
Other expense (income)	—	(1)	(100)	—	(1)	(100)
Income before provision for income tax	$41	$43	(5)%	$111	$106	5%

Pretax income margin	13.7%	12.8%		18.2%	15.6%

Reconciliation of segment income before provision for income tax to income from continuing operations before provision for income tax:

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2009	June 30, 2008	Percent Change	June 30, 2009	June 30, 2008	Percent Change
Segment income before provision for income tax
Risk and Insurance Brokerage Services	$210	$234	(10)%	$538	$477	13%
Consulting	41	43	(5)	111	106	5
Total segment income before provision for income tax	251	277	(9)	649	583	11
Unallocated investment income and other revenue	13	17	(24)	14	22	(36)
Unallocated expenses	(28)	(37)	(24)	(55)	(57)	(4)
Interest expense	(26)	(31)	(16)	(55)	(64)	(14)
Income from continuing operations before provision for income tax	$210	$226	(7)%	$553	$484	14%

Pretax income margin	11.1%	11.6%		14.8%	12.5%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share (Unaudited) (1)

	Second Quarter Ended June 30, 2009				Six Months Ended June 30, 2009
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,578	$300	$7	$1,885	$3,128	$609	$2	$3,739

Income (loss) from continuing operations before provision for income tax - as reported	$210	$41	$(41)	$210	$538	$111	$(96)	$553
Restructuring charges (Aon Benfield and 2007 plan)	92	3	—	95	132	6	—	138
Pension curtailment	4	1	—	5	(54)	(20)	(4)	(78)
Anti-bribery and compliance initiatives	1	—	—	1	2	—	—	2
Benfield integration costs	2	—	—	2	12	—	—	12
Income (loss) from continuing operations before provision for income tax - as adjusted	$309	$45	$(41)	313	$630	$97	$(100)	627
Provision for income taxes (2)				86				176
Income from continuing operations - as adjusted				227				451
Less: Net income attributable to noncontrolling interests				6				11
Income from continuing operations - as adjusted				$221				$440
Diluted earnings per share from continuing operations - as adjusted				$0.76				$1.52

Weighted average common shares outstanding - diluted				289.1				288.9

Pretax income margins - as adjusted	19.6%	15.0%	N/A	16.6%	20.1%	15.9%	N/A	16.8%

	Second Quarter Ended June 30, 2008				Six Months Ended June 30, 2008
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,610	$336	$10	$1,956	$3,176	$679	$6	$3,861

Income (loss) from continuing operations before provision for income tax - as reported	$234	$43	$(51)	$226	$477	$106	$(99)	$484
Restructuring charges (2007 plan)	49	4	—	53	106	7	—	113
Anti-bribery and compliance initiatives	11	—	—	11	25	—	—	25
Gain on sale of land	—	—	—	—	(5)	—	—	(5)
Income (loss) from continuing operations before provision for income tax - as adjusted	$294	$47	$(51)	290	$603	$113	$(99)	617
Provision for income taxes (2)				73				170
Income from continuing operations - as adjusted				217				447
Less: Net income attributable to noncontrolling interests				3				8
Income from continuing operations - as adjusted				$214				$439
Diluted earnings per share from continuing operations - as adjusted				$0.70				$1.40

Weighted average common shares outstanding - diluted				305.3				312.5

Pretax income margins - as adjusted	18.3%	14.0%	N/A	14.8%	19.0%	16.6%	N/A	16.0%

(1)

Certain noteworthy items impacting pretax income in 2009 and 2008 are described in this schedule. The income (loss) from continuing operations before provision for income tax, diluted earnings per share from continuing operations and related margins shown with the caption “as adjusted” are non-GAAP measures.

(2)

Tax rate for continuing operations is 27.1% and 25.2% for the second quarters ended June 30, 2009 and 2008, respectively, and 28.0% and 27.6% for the six months ended June 30, 2009 and 2008, respectively.

Aon Corporation - Restructuring Plans (Unaudited) (1)

2007 Restructuring Plan

	Actual
(millions)	Full Year 2007	Full Year 2008	Second Quarter 2009	Six Months 2009	Total Incurred to Date	Estimated Total
By Type:

Workforce reduction	$17	$166	$43	$70	$253	$330
Lease consolidation	22	38	22	27	87	134
Asset impairments	4	18	4	4	26	40
Other costs associated with restructuring	3	29	5	7	39	46
Total restructuring and related expenses	$46	$251	$74	$108	$405	$550

By Segment:

Risk and Insurance Brokerage Services	$41	$234	$71	$102	$377	$504
Consulting	5	17	3	6	28	46
Total restructuring and related expenses	$46	$251	$74	$108	$405	$550

Benfield Restructuring Plan

		Operations
(millions)	Purchase Price Allocation (2)	Second Quarter 2009	Six Months 2009	Estimated Total
By Type:

Workforce reduction	$74	$17	$25	$126
Lease consolidation	28	4	4	48
Asset impairments	—	—	1	8
Other costs associated with restructuring	2	—	—	3
Total restructuring and related expenses	$104	$21	$30	$185

(1)         In the Consolidated Summary of Operations, workforce reductions are included in “Compensation and benefits,” lease consolidations and other costs associated with restructuring are included in “Other general expenses,” and asset impairments are included in “Depreciation and amortization.”

(2)         Represents estimated liabilities to be incurred within one year of the acquisition date (11/30/08). Any excess liabilities will be reversed if obligations are settled for less than expected.

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	Jun. 30, 2009	Dec. 31, 2008 (2)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$537	$582
Short-term investments	580	684
Receivables	1,937	1,990
Fiduciary assets (1)	12,323	10,678
Other current assets	315	355
Assets held for sale	189	237
Total Current Assets	15,881	14,526
Goodwill	5,883	5,637
Other intangible assets	776	779
Fixed assets, net	447	451
Investments	296	332
Other non-current assets	1,155	1,215
TOTAL ASSETS	$24,438	$22,940

LIABILITIES
CURRENT LIABILITIES
Fiduciary liabilities	$12,323	$10,678
Short-term debt	681	105
Accounts payable and accrued liabilities	1,392	1,560
Other current liabilities	345	314
Liabilities held for sale	118	146
Total Current Liabilities	14,859	12,803
Long-term debt	1,249	1,872
Pension, post employment and post retirement liabilities	1,303	1,694
Other non-current liabilities	1,019	1,156
TOTAL LIABILITIES	18,430	17,525
TOTAL STOCKHOLDERS’ EQUITY	5,866	5,310
Noncontrolling interest	142	105
TOTAL EQUITY	6,008	5,415
TOTAL LIABILITIES AND EQUITY	$24,438	$22,940

(1) Includes short-term investments:  2009 - $3,694; 2008 - $3,178.

(2) Certain amounts have been reclassified to conform to the 2009 presentation.